Exhibit 99.1

NYSE: TRV

Travelers Reports Second Quarter Net Income and Core Income per Diluted Share of $1.92 and $1.81, Respectively, Which Includes Catastrophe Losses of $1.40 per Diluted Share

Second Quarter Return on Equity of 9.2% and Core Return on Equity of 8.7%

•             Second quarter net income of $524 million and core income of $494 million.

•             Catastrophe losses of $488 million pre-tax increased by $85 million pre-tax from the prior year quarter. Quarter-over-quarter results also impacted by an incremental charge of $45 million pre-tax associated with a few large commercial losses, primarily fire related.

•             Consolidated combined ratio of 98.1%; underlying combined ratio of 93.6%.

•             Record net written premiums of $7.131 billion, up 7% from the prior year quarter, reflecting growth in all segments.

•             Renewal premium change in Business Insurance at highest level since 2014.

•             Total capital returned to shareholders of $559 million in the quarter, including $350 million of share repurchases. Year-to-date total capital returned to shareholders of $1.157 billion, including $751 million of share repurchases.

•             Book value per share of $84.51, down 3% from year-end 2017, due to the impact of higher interest rates on net unrealized investment gains/(losses). Adjusted book value per share of $84.93, up 2% from year-end 2017.

•             Board of Directors declared quarterly dividend per share of $0.77.

New York, July 19, 2018 — The Travelers Companies, Inc. today reported net income of $524 million, or $1.92 per diluted share, for the quarter ended June 30, 2018, compared to $595 million, or $2.11 per diluted share, in the prior year quarter. Core income in the current quarter was $494 million, or $1.81 per diluted share, compared to $543 million, or $1.92 per diluted share, in the prior year quarter. Core income before income taxes decreased primarily due to an increase in catastrophe losses of $85 million, an incremental charge of $45 million associated with a few large commercial losses, primarily fire related, and an $18 million assessment from the Texas Windstorm Insurance Association (TWIA) related to Hurricane Harvey. Core income benefited by $54 million from a lower U.S. corporate income tax rate. Net realized investment gains of $36 million pre-tax ($30 million after-tax) decreased due to lower gains on equity securities. Per diluted share amounts benefited from the impact of share repurchases.

Consolidated Highlights

($ in millions, except for per share amounts, and after-tax,	Three Months Ended June 30,				Six Months Ended June 30,
except for premiums & revenues)	2018	2017	Change		2018	2017	Change
Net written premiums	$7,131	$6,640	7%		$13,955	$13,135	6%

Total revenues	$7,477	$7,184	4		$14,763	$14,126	5

Net income	$524	$595	(12)		$1,193	$1,212	(2)
per diluted share	$1.92	$2.11	(9)		$4.35	$4.28	2
Core income	$494	$543	(9)		$1,172	$1,157	1
per diluted share	$1.81	$1.92	(6)		$4.27	$4.08	5

Diluted weighted average shares outstanding	271.1	280.0	(3)		272.5	281.2	(3)

Combined ratio	98.1%	96.7%	1.4	pts	96.8%	96.4%	0.4	pts
Underlying combined ratio	93.6%	93.5%	0.1	pts	93.0%	92.7%	0.3	pts

Return on equity	9.2%	10.0%	(0.8	)pts	10.3%	10.3%	—	pts
Core return on equity	8.7%	9.5%	(0.8	)pts	10.3%	10.2%	0.1	pts

				Change from
	June 30,	December 31,	June 30,	December 31,	June 30,
	2018	2017	2017	2017	2017
Book value per share	$84.51	$87.46	$86.46	(3)%	(2)%
Adjusted book value per share	84.93	83.36	82.71	2	3

See Glossary of Financial Measures for definitions and the statistical supplement for additional financial data.

“Second quarter core income was $494 million, down from $543 million in the prior year quarter, due to a $122 million after-tax increase in catastrophe losses resulting from an active tornado and hail season,” said Alan Schnitzer, Chairman and Chief Executive Officer. “Results excluding catastrophe losses were strong, reflecting record net earned premiums and a consolidated underlying combined ratio of 93.6%, with each of our business segments contributing. The underlying combined ratio in Business Insurance was a solid 96.5%. The underlying combined ratio in our Bond & Specialty Insurance business was strong at 80.5%. The underlying combined ratio in Personal Insurance improved to 92.6%, reflecting a 6.9 point improvement in Agency Auto as a result of our actions in recent quarters to increase profitability. The consolidated expense ratio improved by 0.4 points from disciplined top line growth and expense management, along with the successful execution of our productivity initiatives. Our investment portfolio continued to perform well, with income from our fixed income portfolio continuing to increase. Our capital management strategy remains unchanged, and we returned approximately $560 million of excess capital to our shareholders this quarter, including $350 million of share repurchases, bringing the year-to-date total to over $1.15 billion.

“We are pleased with the execution of our marketplace strategies. Net written premiums increased by 7% to a record $7.1 billion. Net written premiums in Business Insurance increased by 7%. This was driven by very strong execution by our domestic field organization, which resulted in renewal premium change that reached 5.3%, its highest level since 2014, while still achieving retention of 85%, consistent with historical highs. The recent establishment of business centers in our Commercial Accounts business contributed to an 8% increase in domestic new business in Business Insurance. In Bond & Specialty Insurance, net written premiums increased by 9%, with strong production across our Management Liability and Surety businesses. In Personal Insurance, net written premiums increased by 8%, benefiting from renewal premium change of 9% in Agency Auto and continued growth in Agency Homeowners.

“Turning to weather more broadly, absent a severe hurricane season, we expect catastrophe losses to be highest in the second quarter. Catastrophe losses were $488 million this quarter, approximately $50 million more than we would have expected, but within the range of normal variability. This follows several recent quarters in which catastrophe losses exceeded our historical experience and expectations. Weather is inherently unpredictable, and accordingly, we take a balanced approach to developing conclusions from what happens in a relatively short period of time. As always, the impact of weather on our business has our full attention, and we will continue to use our leading actuarial expertise and the latest in weather modeling to inform our underwriting and pricing decisions.

“With a strong foundation, an active innovation agenda, superior talent and a track record of successfully managing our businesses for the long term, we remain well positioned to continue to deliver leading returns over time.”

Consolidated Results

	Three Months Ended June 30,						Six Months Ended June 30,
($ in millions and pre-tax, unless noted otherwise)	2018		2017		Change		2018		2017		Change

Underwriting gain:	$90		$173		$(83)		$348		$384		$(36)
Underwriting gain includes:
Net favorable prior year reserve development	186		203		(17)		336		284		52
Catastrophes, net of reinsurance	(488)		(403)		(85)		(842)		(750)		(92)

Net investment income	595		598		(3)		1,198		1,208		(10)

Other income/(expense), including interest expense	(90)		(61)		(29)		(162)		(127)		(35)
Core income before income taxes	595		710		(115)		1,384		1,465		(81)
Income tax expense	101		167		(66)		212		308		(96)
Core income	494		543		(49)		1,172		1,157		15
Net realized investment gains after income taxes	30		52		(22)		21		55		(34)
Net income	$524		$595		$(71)		$1,193		$1,212		$(19)

Combined ratio	98.1%		96.7%		1.4	pts	96.8%		96.4%		0.4	pts

Impact on combined ratio
Net favorable prior year reserve development	(2.8	)pts	(3.2	)pts	0.4	pts	(2.5	)pts	(2.3	)pts	(0.2	)pts
Catastrophes, net of reinsurance	7.3	pts	6.4	pts	0.9	pts	6.3	pts	6.0	pts	0.3	pts

Underlying combined ratio	93.6%		93.5%		0.1	pts	93.0%		92.7%		0.3	pts

Net written premiums
Business Insurance	$3,781		$3,544		7%		$7,775		$7,399		5%
Bond & Specialty Insurance	653		598		9		1,227		1,142		7
Personal Insurance	2,697		2,498		8		4,953		4,594		8
Total	$7,131		$6,640		7%		$13,955		$13,135		6%

Second Quarter 2018 Results

(All comparisons vs. second quarter 2017, unless noted otherwise)

Net income of $524 million decreased $71 million due to lower core income and lower net realized investment gains. Core income of $494 million decreased $49 million. Core income before income taxes decreased primarily due to an increase in catastrophe losses of $85 million, an incremental charge of $45 million associated with a few large commercial losses, primarily fire related, and the $18 million assessment from TWIA. Core income benefited by $54 million from a lower U.S. corporate income tax rate. Net realized investment gains of $36 million pre-tax ($30 million after-tax) decreased due to lower gains on equity securities.

Underwriting results:

•                  The combined ratio of 98.1% increased 1.4 points due to higher catastrophe losses (0.9 points), lower net favorable prior year reserve development (0.4 points) and a higher underlying combined ratio (0.1 points).

•                  The underlying combined ratio of 93.6% increased 0.1 points. See below for details by segment.

•                  Net favorable prior year reserve development occurred in all segments. Catastrophe losses in the second quarter of 2018 primarily resulted from nine wind and hail storms in several regions of the United States.

Net investment income of $595 million pre-tax was comparable to the prior year quarter. Private equity returns, although strong, were lower than the prior year quarter, while income from our fixed income investment portfolio increased due to a higher average level of fixed maturity investments and higher short-term interest rates.

Record net written premiums of $7.131 billion increased 7%, reflecting growth in all segments.

Year-to-Date 2018 Results

(All comparisons vs. year-to-date 2017, unless noted otherwise)

Net income of $1.193 billion decreased $19 million due to lower net realized investment gains, partially offset by higher core income. Core income of $1.172 million increased $15 million. Core income before income taxes decreased due to higher catastrophe losses, partially offset by higher net favorable prior year reserve development. Core income benefited by $127 million from a lower U.S. corporate income tax rate. Net realized investment gains of $25 million pre-tax ($21 million after-tax) were lower, primarily driven by gains on the sale of equity securities in the prior year period.

Underwriting results:

•                  The combined ratio of 96.8% increased 0.4 points due to a higher underlying combined ratio (0.3 points) and higher catastrophe losses (0.3 points), partially offset by higher net favorable prior year reserve development (0.2 points).

•                  The underlying combined ratio of 93.0% increased 0.3 points.

•                  Net favorable prior year reserve development occurred in all segments. Catastrophe losses included the second quarter events described above, as well as winter storms in the eastern United States, a wind and hail storm in the southern United States and mudslides in California in the first quarter of 2018.

Net investment income of $1.198 billion pre-tax ($1.020 billion after-tax) was comparable to the prior year period and benefited from the same factors as discussed above for the second quarter 2018.

Record net written premiums of $13.955 billion increased 6%, reflecting growth in all segments.

Shareholders’ Equity

Shareholders’ equity of $22.623 billion decreased 5% from year-end 2017 due to the impact of higher interest rates on net unrealized investment gains/(losses). Net unrealized investment losses included in shareholders’ equity were $(135) million pre-tax ($(112) million after-tax), compared to net unrealized investment gains of $1.414 billion pre-tax ($1.112 billion after-tax) at year-end 2017. Book value per share of $84.51 decreased 3% from year-end 2017, also due to the impact of higher interest rates on net unrealized investment gains/(losses), and adjusted book value per share of $84.93 increased 2% from year-end 2017.

The Company repurchased 2.7 million shares during the second quarter at an average price of $129.66 per share for a total cost of $350 million. Capacity remaining under the existing share repurchase authorization was $3.856 billion at the end of the quarter. At the end of second quarter 2018, statutory capital and surplus was $20.371 billion and the ratio of debt-to-capital was 22.2%. The ratio of debt-to-capital excluding after-tax net unrealized investment gains/(losses) included in shareholders’ equity was 22.1%, within the Company’s target range of 15% to 25%.

The Board of Directors declared a quarterly dividend of $0.77 per share. This dividend is payable on September 28, 2018, to shareholders of record as of the close of business on September 10, 2018.

Business Insurance Segment Financial Results

	Three Months Ended June 30,						Six Months Ended June 30,
($ in millions and pre-tax, unless noted otherwise)	2018		2017		Change		2018		2017		Change

Underwriting gain:	$32		$107		$(75)		$105		$216		$(111)
Underwriting gain includes:
Net favorable prior year reserve development	84		125		(41)		150		186		(36)
Catastrophes, net of reinsurance	(168)		(184)		16		(306)		(316)		10

Net investment income	440		447		(7)		886		900		(14)

Other income/(expense)	(10)		15		(25)		(7)		24		(31)
Segment income before income taxes	462		569		(107)		984		1,140		(156)
Income tax expense	77		140		(63)		147		269		(122)
Segment income	$385		$429		$(44)		$837		$871		$(34)

Combined ratio	98.8%		96.5%		2.3	pts	98.2%		96.5%		1.7	pts

Impact on combined ratio
Net favorable prior year reserve development	(2.3	)pts	(3.6	)pts	1.3	pts	(2.1	)pts	(2.7	)pts	0.6	pts
Catastrophes, net of reinsurance	4.6	pts	5.3	pts	(0.7	)pts	4.3	pts	4.6	pts	(0.3	)pts

Underlying combined ratio	96.5%		94.8%		1.7	pts	96.0%		94.6%		1.4	pts

Net written premiums by market
Domestic
Select Accounts	$729		$720		1%		$1,502		$1,475		2%
Middle Market	1,985		1,820		9		4,247		3,997		6
National Accounts	231		219		5		540		507		7
National Property and Other	518		496		4		898		882		2
Total Domestic	3,463		3,255		6		7,187		6,861		5
International	318		289		10		588		538		9
Total	$3,781		$3,544		7%		$7,775		$7,399		5%

Second Quarter 2018 Results

(All comparisons vs. second quarter 2017, unless noted otherwise)

Segment income for Business Insurance was $385 million after-tax, a decrease of $44 million. Segment income before income taxes was impacted by a lower underlying underwriting gain and lower net favorable prior year reserve development. The lower underlying underwriting gain was driven by normal quarterly variability in both loss and expense activity, including an incremental charge of $45 million associated with a few large commercial losses, primarily fire related, and $9 million from the TWIA assessment. Segment income in the current quarter benefited from a lower U.S. corporate income tax rate.

Underwriting results:

•                  The combined ratio of 98.8% increased 2.3 points due to a higher underlying combined ratio (1.7 points) and lower net favorable prior year reserve development (1.3 points), partially offset by lower catastrophe losses (0.7 points).

•                  The underlying combined ratio of 96.5% increased 1.7 points driven by normal quarterly variability in both loss and expense activity, including a few large commercial losses, primarily fire related, and the TWIA assessment.

•                  Net favorable prior year reserve development was primarily driven by better than expected loss experience in the segment’s domestic operations in the workers’ compensation product line for multiple accident years, partially offset by higher than expected loss experience in the general liability product line for accident years 2008 and prior, including a $55 million increase to environmental reserves.

Net written premiums of $3.781 billion increased 7%, benefiting from continued strong retention, higher renewal premium change and higher levels of new business.

Year-to-Date 2018 Results

(All comparisons vs. year-to-date 2017, unless noted otherwise)

Segment income for Business Insurance was $837 million after-tax, a decrease of $34 million. Segment income before income taxes was impacted by a lower underlying underwriting gain, primarily driven by normal variability in loss activity, including a charge of $45 million associated with a few large commercial losses, primarily fire related, and lower net favorable prior year reserve development. Segment income in the current quarter benefited from a lower U.S. corporate income tax rate. Segment income in the prior year period included a $15 million benefit from the resolution of prior year tax matters.

Underwriting results:

•                  The combined ratio of 98.2% increased 1.7 points due to a higher underlying combined ratio (1.4 points) and lower net favorable prior year reserve development (0.6 points), partially offset by lower catastrophe losses (0.3 points).

•                  The underlying combined ratio of 96.0% increased 1.4 points, primarily driven by normal variability in loss activity, including a few large commercial losses, primarily fire related.

•                  Net favorable prior year reserve development was primarily driven by better than expected loss experience in the segment’s domestic operations in the workers’ compensation product line for multiple accident years and the commercial property product line for recent accident years, partially offset by higher than expected loss experience in the general liability product line for accident years 2008 and prior (including a $55 million increase to environmental reserves) and higher than expected loss experience in the commercial automobile product line for recent accident years.

Net written premiums of $7.775 billion increased 5% and benefited from the same factors discussed above for the second quarter 2018.

Bond & Specialty Insurance Segment Financial Results

	Three Months Ended June 30,						Six Months Ended June 30,
($ in millions and pre-tax, unless noted otherwise)	2018		2017		Change		2018		2017		Change

Underwriting gain:	$199		$177		$22		$343		$289		$54
Underwriting gain includes:
Net favorable prior year reserve development	89		78		11		124		92		32
Catastrophes, net of reinsurance	(5)		(1)		(4)		(5)		(2)		(3)

Net investment income	57		56		1		115		117		(2)

Other income	3		6		(3)		9		11		(2)
Segment income before income taxes	259		239		20		467		417		50
Income tax expense	55		76		(21)		90		109		(19)
Segment income	$204		$163		$41		$377		$308		$69

Combined ratio	66.5%		68.7%		(2.2	)pts	70.5%		74.0%		(3.5	)pts

Impact on combined ratio
Net favorable prior year reserve development	(14.8	)pts	(13.5	)pts	(1.3	)pts	(10.5	)pts	(8.2	)pts	(2.3	)pts
Catastrophes, net of reinsurance	0.8	pts	0.2	pts	0.6	pts	0.4	pts	0.2	pts	0.2	pts

Underlying combined ratio	80.5%		82.0%		(1.5	)pts	80.6%		82.0%		(1.4	)pts

Net written premiums
Domestic
Management Liability	$362		$341		6%		$710		$671		6%
Surety	235		211		11		420		385		9
Total Domestic	597		552		8		1,130		1,056		7
International	56		46		22		97		86		13
Total	$653		$598		9%		$1,227		$1,142		7%

Second Quarter 2018 Results

(All comparisons vs. second quarter 2017, unless noted otherwise)

Segment income for Bond & Specialty Insurance was $204 million, an increase of $41 million. Segment income before income taxes benefited from a higher underlying underwriting gain and higher net favorable prior year reserve development. Segment income in the current quarter benefited from a lower U.S. corporate income tax rate.

Underwriting results:

•                  The combined ratio of 66.5% improved 2.2 points due to a lower underlying combined ratio (1.5 points) and higher net favorable prior year reserve development (1.3 points), partially offset by higher catastrophe losses (0.6 points).

•                  The underlying combined ratio remained very strong at 80.5% and improved 1.5 points, primarily driven by improvement in the expense ratio from the impact of higher levels of earned premiums.

•                  Net favorable prior year reserve development resulted from better than expected loss experience in the segment’s domestic operations in the general liability product line for multiple accident years.

Net written premiums of $653 million increased 9%, reflecting an increase in surety premiums, as well as continued strong retention and an increase in new business in management liability.

Year-to-Date 2018 Results

(All comparisons vs. year-to-date 2017, unless noted otherwise)

Segment income for Bond & Specialty Insurance was $377 million, an increase of $69 million.  Segment income before income taxes benefited from higher net favorable prior year reserve development and a higher underlying underwriting gain. Segment income in the current period benefited from a lower U.S. corporate income tax rate. Segment income in the prior year period included a $17 million benefit from the resolution of prior year tax matters.

Underwriting results:

•                  The combined ratio of 70.5% improved 3.5 points due to higher net favorable prior year reserve development (2.3 points) and a lower underlying combined ratio (1.4 points), partially offset by higher catastrophe losses (0.2 points).

•                  The underlying combined ratio remained very strong at 80.6% and improved 1.4 points, primarily driven by improvement in the expense ratio from the impact of higher levels of earned premiums.

•                  Net favorable prior year reserve development resulted from better than expected loss experience in the segment’s domestic operations in the general liability product line for multiple accident years.

Net written premiums of $1.227 billion grew 7% from the prior year period and benefited from the same factors as discussed above for second quarter 2018.

Personal Insurance Segment Financial Results

	Three Months Ended June 30,						Six Months Ended June 30,
($ in millions and pre-tax, unless noted otherwise)	2018		2017		Change		2018		2017		Change

Underwriting gain/(loss):	$(141)		$(111)		$(30)		$(100)		$(121)		$21
Underwriting gain includes:
Net favorable prior year reserve development	13		—		13		62		6		56
Catastrophes, net of reinsurance	(315)		(218)		(97)		(531)		(432)		(99)

Net investment income	98		95		3		197		191		6

Other income	14		15		(1)		31		31		—
Segment income/(loss) before income taxes	(29)		(1)		(28)		128		101		27
Income tax expense/(benefit)	(12)		(13)		1		16		—		16
Segment income/(loss)	$(17)		$12		$(29)		$112		$101		$11

Combined ratio	104.9%		104.1%		0.8	pts	101.3%		101.9%		(0.6	)pts

Impact on combined ratio
Net favorable prior year reserve development	(0.5	)pts	—	pts	(0.5	)pts	(1.3	)pts	(0.2	)pts	(1.1	)pts
Catastrophes, net of reinsurance	12.8	pts	9.6	pts	3.2	pts	11.0	pts	9.7	pts	1.3	pts

Underlying combined ratio	92.6%		94.5%		(1.9	)pts	91.6%		92.4%		(0.8	)pts

Net written premiums
Domestic
Agency (1)
Automobile	$1,258		$1,159		9%		$2,441		$2,246		9%
Homeowners & Other	1,137		1,077		6		1,969		1,871		5
Total Agency	2,395		2,236		7		4,410		4,117		7
Direct to Consumer	99		88		13		191		171		12
Total Domestic	2,494		2,324		7		4,601		4,288		7
International	203		174		17		352		306		15
Total	$2,697		$2,498		8%		$4,953		$4,594		8%

(1) Represents business sold through agents, brokers and other intermediaries, and excludes direct to consumer.

Second Quarter 2018 Results

(All comparisons vs. second quarter 2017, unless noted otherwise)

Segment loss for Personal Insurance was $(17) million, as compared to segment income of $12 million in the prior year quarter, due to lower segment income before income taxes. The segment loss before income taxes resulted from higher catastrophe losses, partially offset by a higher underlying underwriting gain and net favorable prior year reserve development, compared to no net reserve development in the prior year quarter. The higher underlying underwriting gain resulted from improvement in Agency Automobile, driven by earned pricing that exceeded loss cost trends, partially offset by a reduction in Agency Homeowners & Other due to normal variability in loss activity as well as the inclusion of $9 million from the TWIA assessment. Segment loss in the current quarter was impacted by a lower U.S. corporate income tax rate.

Underwriting results:

•                  The combined ratio of 104.9% increased 0.8 points due to higher catastrophe losses (3.2 points), partially offset by a lower underlying combined ratio (1.9 points) and net favorable prior year reserve development compared to no net reserve development in the prior year quarter (0.5 points).

•                  The underlying combined ratio of 92.6% improved 1.9 points from improvement in Agency Automobile, driven by earned pricing that exceeded loss cost trends, partially offset by an increase in Agency Homeowners & Other due to normal variability in loss activity and the TWIA assessment.

•                  Net favorable prior year reserve development resulted from better than expected loss experience in the domestic Automobile product line for recent accident years.

Net written premiums of $2.697 billion increased 8%. Agency Automobile net written premiums grew 9%, driven by renewal premium change of 9%. Agency Homeowners & Other net written premiums grew 6%, benefiting from year-over-year policies in force growth of 6% and positive renewal premium change.

Year-to-Date 2018 Results

(All comparisons vs. year-to-date 2017, unless noted otherwise)

Segment income for Personal Insurance was $112 million, an increase of $11 million. Segment income before income taxes benefited from a higher underlying underwriting gain and higher net favorable prior year reserve development, partially offset by higher catastrophe losses. The higher underlying underwriting gain was driven by earned pricing that exceeded loss cost trends in the Agency Automobile product line, partially offset by a reduction in Agency Homeowners & Other due to normal variability in loss activity. Segment income in the current period benefited from a lower U.S. corporate income tax rate. Segment income in the prior year period included a $7 million benefit from the resolution of prior year income tax matters.

Underwriting results:

•                  The combined ratio of 101.3% improved 0.6 points due to higher net favorable prior year reserve development (1.1 points) and a lower underlying combined ratio (0.8 points), partially offset by higher catastrophe losses (1.3 points).

•                  The underlying combined ratio of 91.6% improved 0.8 points, primarily driven by earned pricing that exceeded loss cost trends in Agency Automobile, partially offset by an increase in Agency Homeowners & Other due to normal variability in loss activity.

•                  Net favorable prior year reserve development resulted from better than expected loss experience in the segment’s domestic operations in the Automobile product line for recent accident years.

Net written premiums of $4.953 billion increased 8%. Agency Automobile net written premiums grew 9% and Agency Homeowners & Other net written premiums grew 5%, benefiting from the same factors as discussed above for second quarter 2018.

Financial Supplement and Conference Call

The information in this press release should be read in conjunction with a financial supplement that is available on our website at www.travelers.com. Travelers management will discuss the contents of this release and other relevant topics via webcast at 9 a.m. Eastern (8 a.m. Central) on Thursday, July 19, 2018. Investors can access the call via webcast at http://investor.travelers.com or by dialing 1.866.393.4306 within the United States and 1.734.385.2616 outside the United States. Prior to the webcast, a slide presentation pertaining to the quarterly earnings will be available on the Company’s website.

Following the live event, an audio playback of the webcast and the slide presentation will be available on the same website.

About Travelers

The Travelers Companies, Inc. (NYSE: TRV) is a leading provider of property casualty insurance for auto, home and business. A component of the Dow Jones Industrial Average, Travelers has approximately 30,000 employees and generated revenues of approximately $29 billion in 2017. For more information, visit www.travelers.com.

Travelers may use its website and/or social media outlets, such as Facebook and Twitter, as distribution channels of material Company information. Financial and other important information regarding the Company is routinely accessible through and posted on our website at http://investor.travelers.com, our Facebook page at https://www.facebook.com/travelers and our Twitter account (@Travelers) at https://twitter.com/travelers. In addition, you may automatically receive email alerts and other information about Travelers when you enroll your email address by visiting the Email Notifications section at http://investor.travelers.com.

Travelers is organized into the following reportable business segments:

Business Insurance — Business Insurance offers a broad array of property and casualty insurance and insurance related services to its customers, primarily in the United States, as well as in Canada, the United Kingdom, the Republic of Ireland, Brazil and throughout other parts of the world as a corporate member of Lloyd’s.

Bond & Specialty Insurance — Bond & Specialty Insurance provides surety, fidelity, management liability, professional liability, and other property and casualty coverages and related risk management services to its customers in the United States and certain specialty insurance products in Canada, the United Kingdom, the Republic of Ireland and Brazil, utilizing various degrees of financially-based underwriting approaches.

Personal Insurance — Personal Insurance writes a broad range of property and casualty insurance covering individuals’ personal risks, primarily in the United States, as well as in Canada. The primary products of automobile and homeowners insurance are complemented by a broad suite of related coverages.

* * * * *

Forward-Looking Statements

This press release contains, and management may make, certain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. All statements, other than statements of historical facts, may be forward-looking statements. Words such as “may,” “will,” “should,” “likely,” “anticipates,” “expects,” “intends,” “plans,” “projects,” “believes,” “estimates” and similar expressions are used to identify these forward-looking statements. These statements include, among other things, the Company’s statements about:

•                  the Company’s outlook and its future results of operations and financial condition (including, among other things, anticipated premium volume, premium rates, margins, net and core income, investment income and performance, loss costs, return on equity, core return on equity and expected current returns and combined ratios);

•                  share repurchase plans;

•                  future pension plan contributions;

•                  the sufficiency of the Company’s asbestos and other reserves;

•                  the impact of emerging claims issues as well as other insurance and non-insurance litigation;

•                  the cost and availability of reinsurance coverage;

•                  catastrophe losses;

•                  the impact of investment (including changes in interest rates), economic (including inflation, recent changes in tax law, rapid changes in commodity prices and fluctuations in foreign currency exchange rates) and underwriting market conditions;

•                  strategic and operational initiatives to improve profitability and competitiveness;

•                  the Company’s competitive advantages;

•                  new product offerings; and

•                  the impact of new or potential regulations imposed or to be imposed by the United States or other nations, including tariffs or other barriers to international trade.

The Company cautions investors that such statements are subject to risks and uncertainties, many of which are difficult to predict and generally beyond the Company’s control, that could cause actual results to differ materially from those expressed in, or implied or projected by, the forward-looking information and statements.

Some of the factors that could cause actual results to differ include, but are not limited to, the following:

•                  catastrophe losses could materially and adversely affect the Company’s results of operations, its financial position and/or liquidity, and could adversely impact the Company’s ratings, the Company’s ability to raise capital and the availability and cost of reinsurance;

•                  if actual claims exceed the Company’s claims and claim adjustment expense reserves, or if changes in the estimated level of claims and claim adjustment expense reserves are necessary, including as a result of, among other things, changes in the legal, regulatory and economic environments in which the Company operates, the Company’s financial results could be materially and adversely affected;

•                  during or following a period of financial market disruption or an economic downturn, the Company’s business could be materially and adversely affected;

•                  the Company’s investment portfolio is subject to credit risk and interest rate risk, and may suffer reduced or low returns or material realized or unrealized losses;

•                  the Company’s business could be harmed because of its potential exposure to asbestos and environmental claims and related litigation;

•                  the intense competition that the Company faces, and the impact of innovation, technological change and changing customer preferences on the insurance industry and the markets in which it operates, could harm its ability to maintain or increase its business volumes and its profitability;

•                  disruptions to the Company’s relationships with its independent agents and brokers or the Company’s inability to manage effectively a changing distribution landscape could adversely affect the Company;

•                  the Company is exposed to, and may face adverse developments involving, mass tort claims such as those relating to exposure to potentially harmful products or substances;

•                  the effects of emerging claim and coverage issues on the Company’s business are uncertain;

•                  the Company may not be able to collect all amounts due to it from reinsurers, reinsurance coverage may not be available to the Company in the future at commercially reasonable rates or at all and we are exposed to credit risk related to our structured settlements;

•                  the Company is also exposed to credit risk in certain of its insurance operations and with respect to certain guarantee or indemnification arrangements that we have with third parties;

•                  within the United States, the Company’s businesses are heavily regulated by the states in which it conducts business, including licensing, market conduct and financial supervision, and changes in regulation may reduce the Company’s profitability and limit its growth;

•                  a downgrade in the Company’s claims-paying and financial strength ratings could adversely impact the Company’s business volumes, adversely impact the Company’s ability to access the capital markets and increase the Company’s borrowing costs;

•                  the inability of the Company’s insurance subsidiaries to pay dividends to the Company’s holding company in sufficient amounts would harm the Company’s ability to meet its obligations, pay future shareholder dividends and/or make future share repurchases;

•                  the Company’s efforts to develop new products, expand in targeted markets or improve business processes and workflows may not be successful and may create enhanced risks;

•                  the Company may be adversely affected if its pricing and capital models provide materially different indications than actual results;

•                  the Company’s business success and profitability depend, in part, on effective information technology systems and on continuing to develop and implement improvements in technology, particularly as our business processes become more digital;

•                  if the Company experiences difficulties with technology, data and network security (including as a result of cyber attacks), outsourcing relationships, or cloud-based technology, the Company’s ability to conduct its business could be negatively impacted;

•                  the Company is also subject to a number of additional risks associated with its business outside the United States, including foreign currency exchange fluctuations and restrictive regulations as well as the risks and uncertainties associated with the United Kingdom’s withdrawal from the European Union;

•                  regulatory changes outside of the United States, including in Canada, the United Kingdom and the European Union, could adversely impact the Company’s results of operations and limit its growth;

•                  loss of or significant restrictions on the use of particular types of underwriting criteria, such as credit scoring, or other data or methodologies, in the pricing and underwriting of the Company’s products could reduce the Company’s future profitability;

•                  acquisitions and integration of acquired businesses may result in operating difficulties and other unintended consequences;

•                  the Company could be adversely affected if its controls designed to ensure compliance with guidelines, policies and legal and regulatory standards are not effective;

•                  the Company’s businesses may be adversely affected if it is unable to hire and retain qualified employees;

•                  intellectual property is important to the Company’s business, and the Company may be unable to protect and enforce its own intellectual property or the Company may be subject to claims for infringing the intellectual property of others;

•                  changes in federal regulation could impose significant burdens on the Company and otherwise adversely impact the Company’s results;

•                  changes in U.S. tax laws or in the tax laws of other jurisdictions where the Company operates could adversely impact the Company; and

•                  the Company’s share repurchase plans depend on a variety of factors, including the Company’s financial position, earnings, share price, catastrophe losses, maintaining capital levels commensurate with the Company’s desired ratings from independent rating agencies, funding of the Company’s qualified pension plan, capital requirements of the Company’s operating subsidiaries, legal requirements, regulatory constraints, other investment opportunities (including mergers and acquisitions and related financings), market conditions and other factors.

Our forward-looking statements speak only as of the date of this press release or as of the date they are made, and we undertake no obligation to update forward-looking statements. For a more detailed discussion of these factors, see the information under the captions “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in our most recent annual report on Form 10-K filed with the Securities and Exchange Commission (SEC) on February 15, 2018, as updated by our periodic filings with the SEC.

*****

GLOSSARY OF FINANCIAL MEASURES AND RECONCILIATIONS OF GAAP MEASURES TO NON-GAAP MEASURES

The following measures are used by the Company’s management to evaluate financial performance against historical results and establish targets on a consolidated basis. In some cases, these measures are considered non-GAAP financial measures under applicable SEC rules because they are not displayed as separate line items in the consolidated financial statements or are not required to be disclosed in the notes to financial statements or, in some cases, include or exclude certain items not ordinarily included or excluded in the most comparable GAAP financial measure. Reconciliations of these measures to the most comparable GAAP measures also follow.

In the opinion of the Company’s management, a discussion of these measures provides investors, financial analysts, rating agencies and other financial statement users with a better understanding of the significant factors that comprise the Company’s periodic results of operations and how management evaluates the Company’s financial performance. Internally, the Company’s management uses these measures to evaluate performance against historical results, to establish financial targets on a consolidated basis and for other reasons, which are discussed below.

Some of these measures exclude net realized investment gains (losses), net of tax, and/or net unrealized investment gains (losses), net of tax, included in shareholders’ equity, which can be significantly impacted by both discretionary and other economic factors and are not necessarily indicative of operating trends.

Other companies may calculate these measures differently, and, therefore, their measures may not be comparable to those used by the Company’s management.

RECONCILIATION OF NET INCOME TO CORE INCOME AND CERTAIN OTHER NON-GAAP MEASURES

Core income (loss) is consolidated net income (loss) excluding the after-tax impact of net realized investment gains (losses), discontinued operations, the effect of a change in tax laws and tax rates at enactment, and cumulative effect of changes in accounting principles when applicable. Segment income (loss) is determined in the same manner as core income (loss) on a segment basis. Management uses segment income (loss) to analyze each segment’s performance and as a tool in making business decisions.  Financial statement users also consider core income/(loss) when analyzing the results and trends of insurance companies. Core income (loss) per share is core income (loss) on a per common share basis.

Reconciliation of Net Income to Core Income less Preferred Dividends

	Three Months Ended		Six Months Ended
	June 30,		June 30,
($ in millions, after-tax)	2018	2017	2018	2017

Net income	$524	$595	$1,193	$1,212
Less: Net realized investment gains	30	52	21	55
Core income	$494	$543	$1,172	$1,157

	Three Months Ended		Six Months Ended
	June 30,		June 30,
($ in millions, pre-tax)	2018	2017	2018	2017

Net income	$631	$790	$1,409	$1,550
Less: Net realized investment gains	36	80	25	85
Core income	$595	$710	$1,384	$1,465

	Twelve Months Ended December 31,
($ in millions, after-tax)	2017	2016	2015	2014	2013	2012	2011	2010	2009	2008	2007	2006	2005

Net income	$2,056	$3,014	$3,439	$3,692	$3,673	$2,473	$1,426	$3,216	$3,622	$2,924	$4,601	$4,208	$1,622
Less: Loss from discontinued operations	—	—	—	—	—	—	—	—	—	—	—	—	(439)
Income from continuing operations	2,056	3,014	3,439	3,692	3,673	2,473	1,426	3,216	3,622	2,924	4,601	4,208	2,061
Adjustments:
Net realized investment (gains)/losses	(142)	(47)	(2)	(51)	(106)	(32)	(36)	(173)	(22)	271	(101)	(8)	(35)
Impact of TCJA at enactment (1)	129	—	—	—	—	—	—	—	—	—	—	—	—
Core income	2,043	2,967	3,437	3,641	3,567	2,441	1,390	3,043	3,600	3,195	4,500	4,200	2,026
Less: Preferred dividends	—	—	—	—	—	—	1	3	3	4	4	5	6
Core income, less preferred dividends	$2,043	$2,967	$3,437	$3,641	$3,567	$2,441	$1,389	$3,040	$3,597	$3,191	$4,496	$4,195	$2,020

(1) Tax Cuts and Jobs Act of 2017 (TCJA)

Reconciliation of Net Income per Share to Core Income per Share on a Basic and Diluted Basis

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2018	2017	2018	2017

Basic income per share
Net income	$1.93	$2.13	$4.39	$4.32
Adjustments:
Net realized investment gains, after-tax	(0.10)	(0.19)	(0.08)	(0.20)
Core income	$1.83	$1.94	$4.31	$4.12

Diluted income per share
Net income	$1.92	$2.11	$4.35	$4.28
Adjustments:
Net realized investment gains, after-tax	(0.11)	(0.19)	(0.08)	(0.20)
Core income	$1.81	$1.92	$4.27	$4.08

Reconciliation of Segment Income/(Loss) to Total Core Income

	Three Months Ended		Six Months Ended
	June 30,		June 30,
($ in millions, after-tax)	2018	2017	2018	2017

Business Insurance	$385	$429	$837	$871
Bond & Specialty Insurance	204	163	377	308
Personal Insurance	(17)	12	112	101
Total segment income	572	604	1,326	1,280
Interest Expense and Other	(78)	(61)	(154)	(123)
Total core income	$494	$543	$1,172	$1,157

RECONCILIATION OF SHAREHOLDERS’ EQUITY TO ADJUSTED SHAREHOLDERS’ EQUITY AND CALCULATION OF RETURN ON EQUITY AND CORE RETURN ON EQUITY

Adjusted shareholders’ equity is shareholders’ equity excluding net unrealized investment gains (losses), net of tax, included in shareholders’ equity, net realized investment gains (losses), net of tax, for the period presented, the effect of a change in tax laws and tax rates at enactment (excluding the portion related to net unrealized investment gains (losses)), preferred stock and discontinued operations.

Reconciliation of Shareholders’ Equity to Adjusted Shareholders’ Equity

	As of June 30,
($ in millions)	2018	2017

Shareholders’ equity	$22,623	$23,858
Adjustments:
Net unrealized investment (gains)/losses, net of tax, included in shareholders’ equity	112	(1,035)
Net realized investment gains, net of tax	(21)	(55)
Adjusted shareholders’ equity	$22,714	$22,768

	As of December 31,
($ in millions)	2017	2016	2015	2014	2013	2012	2011	2010	2009	2008	2007	2006	2005

Shareholders’ equity	$23,731	$23,221	$23,598	$24,836	$24,796	$25,405	$24,477	$25,475	$27,415	$25,319	$26,616	$25,135	$22,303
Adjustments:
Net unrealized investment (gains)/losses, net of tax, included in shareholders’ equity	(1,112)	(730)	(1,289)	(1,966)	(1,322)	(3,103)	(2,871)	(1,859)	(1,856)	146	(620)	(453)	(327)
Net realized investment (gains)/losses, net of tax	(142)	(47)	(2)	(51)	(106)	(32)	(36)	(173)	(22)	271	(101)	(8)	(35)
Impact of TCJA(1) at enactment	287	—	—	—	—	—	—	—	—	—	—	—	—
Preferred stock	—	—	—	—	—	—	—	(68)	(79)	(89)	(112)	(129)	(153)
Loss from discontinued operations	—	—	—	—	—	—	—	—	—	—	—	—	439
Adjusted shareholders’ equity	$22,764	$22,444	$22,307	$22,819	$23,368	$22,270	$21,570	$23,375	$25,458	$25,647	$25,783	$24,545	$22,227

(1) Tax Cuts and Jobs Act of 2017 (TCJA)

Return on equity is the ratio of annualized net income less preferred dividends to average shareholders’ equity for the periods presented. Core return on equity is the ratio of annualized core income less preferred dividends to adjusted average shareholders’ equity for the periods presented. In the opinion of the Company’s management, these are important indicators of how well management creates value for its shareholders through its operating activities and its capital management.

Average shareholders’ equity is (a) the sum of total shareholders’ equity excluding preferred stock at the beginning and end of each of the quarters for the period presented divided by (b) the number of quarters in the period presented times two. Adjusted average shareholders’ equity is (a) the sum of adjusted shareholders’ equity at the beginning and end of each of the quarters for the period presented divided by (b) the number of quarters in the period presented times two.

Calculation of Return on Equity and Core Return on Equity

	Three Months Ended		Six Months Ended
	June 30,		June 30,
($ in millions, after-tax)	2018	2017	2018	2017

Annualized net income	$2,094	$2,379	$2,385	$2,424
Average shareholders’ equity	22,801	23,735	23,078	23,576
Return on equity	9.2%	10.0%	10.3%	10.3%

Annualized core income	$1,978	$2,171	$2,344	$2,313
Adjusted average shareholders’ equity	22,776	22,780	22,757	22,709
Core return on equity	8.7%	9.5%	10.3%	10.2%

Average annual core return on equity over a period is the ratio of:

a) the sum of core income less preferred dividends for the periods presented to

b) the sum of: 1) the sum of the adjusted average shareholders’ equity for all full years in the period presented, and 2) for partial years in the period presented, the number of quarters in that partial year divided by four, multiplied by the adjusted average shareholders’ equity of the partial year.

Calculation of Average Annual Core Return on Equity from January 1, 2005 through June 30, 2018

	Six Months Ended
	June 30,		Twelve Months Ended December 31,
($ in millions)	2018	2017	2017	2016	2015	2014	2013	2012	2011	2010	2009	2008	2007	2006	2005

Core income, less preferred dividends	$1,172	$1,157	$2,043	$2,967	$3,437	$3,641	$3,567	$2,441	$1,389	$3,040	$3,597	$3,191	$4,496	$4,195	$2,020
Annualized core income	2,344	2,313
Adjusted average shareholders’ equity	22,757	22,709	22,743	22,386	22,681	23,447	23,004	22,158	22,806	24,285	25,777	25,668	25,350	23,381	21,118
Core return on equity	10.3%	10.2%	9.0%	13.3%	15.2%	15.5%	15.5%	11.0%	6.1%	12.5%	14.0%	12.4%	17.7%	17.9%	9.6%

Average annual core return on equity for the period Jan. 1, 2005 through June 30, 2018	13.0%

RECONCILIATION OF PRE-TAX UNDERWRITING GAIN EXCLUDING CERTAIN ITEMS TO NET INCOME

Underwriting gain/(loss) is net earned premiums and fee income less claims and claim adjustment expenses and insurance-related expenses. In the opinion of the Company’s management, it is important to measure the profitability of each segment excluding the results of investing activities, which are managed separately from the insurance business. This measure is used to assess each segment’s business performance and as a tool in making business decisions. Pre-tax underwriting gain, excluding the impact of catastrophes and net favorable prior year loss reserve development, is the underwriting gain adjusted to exclude claims and claim adjustment expenses, reinstatement premiums and assessments related to catastrophes and loss reserve development related to time periods prior to the current year. In the opinion of the Company’s management, this measure is meaningful to users of the financial statements to understand the Company’s periodic earnings and the variability of earnings caused by the unpredictable nature (i.e., the timing and amount) of catastrophes and loss reserve development. This measure is also referred to as underlying underwriting margin or underlying underwriting gain.

A catastrophe is a severe loss designated a catastrophe by internationally recognized organizations that track and report on insured losses resulting from catastrophic events, such as Property Claim Services (PCS) for events in the United States and Canada.  Catastrophes can be caused by various natural events, including, among others, hurricanes, tornadoes and other windstorms, earthquakes, hail, wildfires, severe winter weather, floods, tsunamis, volcanic eruptions and other naturally occurring events, such as solar flares. Catastrophes can also be man-made, such as terrorist attacks and other intentionally destructive acts including those involving nuclear, biological, chemical or radiological events, cyber attacks, explosions and infrastructure failures.  Each catastrophe has unique characteristics and catastrophes are not predictable as to timing or amount.  Their effects are included in net and core income and claims and claim adjustment expense reserves upon occurrence.  A catastrophe may result in the payment of reinsurance reinstatement premiums and assessments from various pools.

The Company’s threshold for disclosing catastrophes is primarily determined at the reportable segment level. If a threshold for one segment or a combination thereof is exceeded and the other segments have losses from the same event, losses from the event are identified as catastrophe losses in the segment results and for the consolidated results of the Company.  Additionally, an aggregate threshold is applied for international business across all reportable segments. The threshold for 2018 ranges from approximately $18 million to $30 million of losses before reinsurance and taxes.

Net favorable (unfavorable) prior year loss reserve development is the increase or decrease in incurred claims and claim adjustment expenses as a result of the re-estimation of claims and claim adjustment expense reserves at successive valuation dates for a given group of claims, which may be related to one or more prior years. In the opinion of the Company’s management, a discussion of loss reserve development is meaningful to users of the financial statements as it allows them to assess the impact between prior and current year development on incurred claims and claim adjustment expenses, net and core income (loss), and changes in claims and claim adjustment expense reserve levels from period to period.

Components of Net Income

	Three Months Ended		Six Months Ended
	June 30,		June 30,
($ in millions, after-tax except as noted)	2018	2017	2018	2017

Pre-tax underwriting gain excluding the impact of catastrophes and net favorable prior year loss reserve development	$392	$373	$854	$850
Pre-tax impact of catastrophes	(488)	(403)	(842)	(750)
Pre-tax impact of net favorable prior year loss reserve development	186	203	336	284
Pre-tax underwriting gain	90	173	348	384
Income tax expense on underwriting results	29	61	65	97
Underwriting gain	61	112	283	287
Net investment income	507	468	1,020	948
Other income/(expense), including interest expense	(74)	(37)	(131)	(78)
Core income	494	543	1,172	1,157
Net realized investment gains	30	52	21	55
Net income	$524	$595	$1,193	$1,212

COMBINED RATIO AND ADJUSTMENTS FOR UNDERLYING COMBINED RATIO

Combined ratio: For Statutory Accounting Practices (SAP), the combined ratio is the sum of the SAP loss and LAE ratio and the SAP underwriting expense ratio as defined in the statutory financial statements required by insurance regulators. The combined ratio as used in this earnings release is the equivalent of, and is calculated in the same manner as, the SAP combined ratio except that the SAP underwriting expense ratio is based on net written premiums and the underwriting expense ratio as used in this earnings release is based on net earned premiums.

For SAP, the loss and LAE ratio is the ratio of incurred losses and loss adjustment expenses less certain administrative services fee income to net earned premiums as defined in the statutory financial statements required by insurance regulators. The loss and LAE ratio as used in this earnings release is calculated in the same manner as the SAP ratio.

For SAP, the underwriting expense ratio is the ratio of underwriting expenses incurred (including commissions paid), less certain administrative services fee income and billing and policy fees, to net written premiums as defined in the statutory financial statements required by insurance regulators. The underwriting expense ratio as used in this earnings release, is the ratio of underwriting expenses (including the amortization of deferred acquisition costs), less certain administrative services fee income, billing and policy fees and other, to net earned premiums.

The combined ratio, loss and LAE ratio, and underwriting expense ratio are used as indicators of the Company’s underwriting discipline, efficiency in acquiring and servicing its business and overall underwriting profitability. A combined ratio under 100% generally indicates an underwriting profit. A combined ratio over 100% generally indicates an underwriting loss.

Underlying combined ratio represents the combined ratio excluding the impact of net prior year reserve development and catastrophes. The underlying combined ratio is an indicator of the Company’s underwriting discipline and underwriting profitability for the current accident year.

Other companies’ method of computing similarly titled measures may not be comparable to the Company’s method of computing these ratios.

Calculation of the Combined Ratio

	Three Months Ended		Six Months Ended
	June 30,		June 30,
($ in millions, pre-tax)	2018	2017	2018	2017

Loss and loss adjustment expense ratio
Claims and claim adjustment expenses	$4,562	$4,225	$8,858	$8,319
Less:
Policyholder dividends	12	15	25	26
Allocated fee income	40	42	77	84
Loss ratio numerator	$4,510	$4,168	$8,756	$8,209

Underwriting expense ratio
Amortization of deferred acquisition costs	$1,081	$1,032	$2,142	$2,035
General and administrative expenses (G&A)	1,113	1,045	2,175	2,041
Less:
Non-insurance G&A	39	8	76	16
Allocated fee income	72	74	138	145
Billing and policy fees and other	22	22	45	45
Expense ratio numerator	$2,061	$1,973	$4,058	$3,870

Earned premium	$6,695	$6,351	$13,232	$12,534

Combined ratio (1)
Loss and loss adjustment expense ratio	67.4%	65.6%	66.2%	65.5%
Underwriting expense ratio	30.7%	31.1%	30.6%	30.9%
Combined ratio	98.1%	96.7%	96.8%	96.4%

(1)  For purposes of computing ratios, billing and policy fees and other (which are a component of other revenues) are allocated as a reduction of underwriting expenses.  In addition, fee income is allocated as a reduction of losses and loss adjustment expenses and underwriting expenses. In addition, G&A include non-insurance expenses that are excluded from underwriting expenses, and accordingly are excluded in calculating the combined ratio.

RECONCILIATION OF BOOK VALUE PER SHARE AND SHAREHOLDERS’ EQUITY TO CERTAIN NON-GAAP MEASURES

Book value per share is total common shareholders’ equity divided by the number of common shares outstanding. Adjusted book value per share is total common shareholders’ equity excluding net unrealized investment gains and losses, net of tax, included in shareholders’ equity, divided by the number of common shares outstanding. In the opinion of the Company’s management, adjusted book value per share is useful in an analysis of a property casualty company’s book value per share as it removes the effect of changing prices on invested assets (i.e., net unrealized investment gains (losses), net of tax), which do not have an equivalent impact on unpaid claims and claim adjustment expense reserves. Tangible book value per share is adjusted book value per share excluding the after-tax value of goodwill and other intangible assets divided by the number of common shares outstanding. In the opinion of the Company’s management, tangible book value per share is useful in an analysis of a property casualty company’s book value on a nominal basis as it removes certain effects of purchase accounting (i.e., goodwill and other intangible assets), in addition to the effect of changing prices on invested assets.

Reconciliation of Shareholders’ Equity to Tangible Shareholders’ Equity, Excluding Net Unrealized Investment Gains/(Losses), Net of Tax

	As of
	June 30,	December 31,	June 30,
($ in millions, except per share amounts)	2018	2017	2017

Shareholders’ equity	$22,623	$23,731	$23,858
Less: Net unrealized investment gains/(losses), net of tax, included in shareholders’ equity	(112)	1,112	1,035
Shareholders’ equity, excluding net unrealized investment gains/(losses), net of tax, included in shareholders’ equity	22,735	22,619	22,823
Less:
Goodwill	3,931	3,951	3,589
Other intangible assets	356	342	264
Impact of deferred tax on other intangible assets	(43)	(44)	(66)
Tangible shareholders’ equity	$18,491	$18,370	$19,036

Common shares outstanding	267.7	271.4	275.9

Book value per share	$84.51	$87.46	$86.46
Adjusted book value per share	84.93	83.36	82.71
Tangible book value per share	69.08	67.70	68.99

RECONCILIATION OF TOTAL CAPITALIZATION TO TOTAL CAPITALIZATION EXCLUDING NET UNREALIZED INVESTMENT GAINS/(LOSSES), NET OF TAX

Total capitalization is the sum of total shareholders’ equity and debt. Debt-to-capital ratio excluding net unrealized gain/(loss) on investments, net of tax, included in shareholders’ equity, is the ratio of debt to total capitalization excluding the after-tax impact of net unrealized investment gains and losses included in shareholders’ equity. In the opinion of the Company’s management, the debt-to-capital ratio is useful in an analysis of the Company’s financial leverage.

	As of
	June 30,	December 31,	June 30,
($ in millions)	2018	2017	2017

Debt	$6,464	$6,571	$6,920
Shareholders’ equity	22,623	23,731	23,858
Total capitalization	29,087	30,302	30,778
Less: Net unrealized investment gains/(losses), net of tax, included in shareholders’ equity	(112)	1,112	1,035
Total capitalization excluding net unrealized gain/(loss) on investments, net of tax, included in shareholders’ equity	$29,199	$29,190	$29,743

Debt-to-capital ratio	22.2%	21.7%	22.5%
Debt-to-capital ratio excluding net unrealized investment gains/(losses), net of tax, included in shareholders’ equity	22.1%	22.5%	23.3%

OTHER DEFINITIONS

Gross written premiums reflect the direct and assumed contractually determined amounts charged to policyholders for the effective period of the contract based on the terms and conditions of the insurance contract. Net written premiums reflect gross written premiums less premiums ceded to reinsurers.

For Business Insurance and Bond & Specialty Insurance, retention is the amount of premium available for renewal that was retained, excluding rate and exposure changes. For Personal Insurance, retention is the ratio of the expected number of renewal policies that will be retained throughout the annual policy period to the number of available renewal base policies. For all of the segments, renewal rate change represents the estimated change in average premium on policies that renew, excluding exposure changes. Exposure is the measure of risk used in the pricing of an insurance product. The change in exposure is the amount of change in premium on policies that renew attributable to the change in portfolio risk. Renewal premium change represents the estimated change in average premium on policies that renew, including rate and exposure changes. New business is the amount of written premium related to new policyholders and additional products sold to existing policyholders. These are operating statistics, which are in part dependent on the use of estimates and are therefore subject to change. For Business Insurance, retention, renewal premium change and new business exclude National Accounts and surety. For Bond & Specialty Insurance, retention, renewal premium change and new business exclude surety.

Statutory capital and surplus represents the excess of an insurance company’s admitted assets over its liabilities, including loss reserves, as determined in accordance with statutory accounting practices.

Holding company liquidity is the total funds available at the holding company level to fund general corporate purposes, primarily the payment of shareholder dividends and debt service. These funds consist of total cash, short-term invested assets and other readily marketable securities held by the holding company.

For a glossary of other financial terms used in this press release, we refer you to the Company’s most recent annual report on Form 10-K filed with the SEC on February 15, 2018 and subsequent periodic filings with the SEC.

###

Contacts

Media:	Institutional Investors:
Patrick Linehan	Abbe Goldstein
917.778.6267	917.778.6825
Seth Rosenberg
917.778.6877